                                                                      EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT

Rowan Companies, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 4 to Registration Statement No. 2-58700, Amendment No. 1 to Registration Statement No. 33-33755, Registration Statement No. 33-61444, Registration Statement No. 33-51103, Registration Statement No. 33-51105 and Registration Statement No. 33-51109, each on Form S-8, and to the incorporation by reference in Amendment No. 1 to Registration Statement No 33-15721, Amendment No. 2 to Registration Statement No. 33-30057 and Amendment No. 2 to Registration Statement No. 33-61696, each on Form S-3, of our report dated March 3, 1995, incorporated by reference in this Annual Report on Form 10-K of Rowan Companies, Inc., for the year ended December 31, 1994.





DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Houston, Texas
March 31, 1995